Exhibit 10.37

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED FINANCING AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”), dated this 9th day of May, 2006, is made by and among

UNDER ARMOUR, INC., a Maryland corporation, and its wholly owned Domestic Subsidiaries UNDER ARMOUR RETAIL, INC., a Maryland corporation, UNDER ARMOUR RETAIL OF MARYLAND, L.L.C., a Maryland limited liability company, UNDER ARMOUR RETAIL OF VIRGINIA, LLC, a Virginia limited liability company, UNDER ARMOUR HONG KONG, LLC, a Maryland limited liability company, UNDER ARMOUR RETAIL OF OHIO, LLC, a Maryland limited liability company, and UNDER ARMOUR RETAIL OF FLORIDA, LLC, a Florida limited liability company (collectively, the “Companies” and, individually, a “Company”);

The lenders and other financial institutions that are parties to the Financing Agreement hereinafter described (the “Lenders”); and

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, as agent for the Lenders under the Financing Agreement (in such capacity, the “Agent”), to the Second Amended and Restated Financing Agreement, dated September 28, 2005, as previously amended by Amendment No. 1 thereto dated October 12, 2005 (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement.

RECITALS

A. Pursuant to the Financing Agreement, each Lender has agreed to make Loans to the Companies secured by the Collateral upon the terms and subject to the conditions set forth therein.

B. The Companies, the Agent and the Lenders wish to enter into this Amendment for the purposes of (i) making certain changes to the Financing Agreement, and (ii) granting the Companies extensions of time to comply with the requirements of Section 7.4(g)(i) of the Financing Agreement with respect to Under Armour Retail of Ohio, LLC, a Maryland limited liability company, and a recently created wholly-owned Domestic Subsidiary, and Under Armour Europe B.V., a corporation incorporated under the laws of the Netherlands, all as more particularly set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Companies, the Lenders and the Agent hereby agree as follows:

ARTICLE I

AMENDMENTS TO FINANCING AGREEMENT

The Financing Agreement is hereby amended as follows:

1.1 Definitions. New definitions of “Retail Domestic Subsidiary” and “Retail Holding Subsidiary” are added to Section 1 of the Financing Agreement in proper alphabetical sequence as follows:

Retail Domestic Subsidiary shall mean Under Armour Retail of Maryland, L.L.C., a Maryland limited liability company, Under Armour Retail of Virginia, LLC, a Virginia limited liability company, Under Armour Retail of Ohio, LLC, a Maryland limited liability company, Under Armour Retail of Florida, LLC, a Florida limited liability company, and each future Domestic Subsidiary of Under Armour that (i) pursuant to a Joinder Agreement becomes one of the Companies hereunder, (ii) is a wholly owned Subsidiary of the Retail Holding Subsidiary, and (iii) is engaged solely in the operation of one or more retail stores.

Retail Holding Subsidiary shall mean Under Armour Retail, Inc., a Maryland corporation, and a Domestic Subsidiary of Under Armour and one of the Companies hereunder.

1.2 Handling of Proceeds of Collateral; Cash Dominion. Section 3.2 is amended and restated in its entirety to read as follows:

3.2 Handling of Proceeds of Collateral; Cash Dominion.

(a) Collection of Accounts and Other Proceeds. The Companies, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Companies’ business subject to the terms hereof. The Companies agree to direct their account debtors to send payments on all Accounts directly to the Agent Lockbox or other lockbox associated with a

Depository Account, and to include on all of the Companies’ invoices the address of the Agent Lockbox or such other lockbox, as the sole address for remittance of payment. Notwithstanding the foregoing, subject to Section 3.2(b) below, should any Company ever receive any payment on an Account or other Proceeds of the sale or other disposition of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Company agrees to hold such proceeds in trust for the Agent, for the benefit of the Lenders, separate from such Company’s other property and funds, and to deposit such proceeds directly into a Depository Account as promptly as practicable following receipt, but in no event later than the next Business Day; provided, however, with respect to credit card receipts due from American Express, until the Agent requires that all sums due to the Companies from American Express be deposited directly to a Depository Account or the Agent’s Bank Account pursuant to Section 3.2(g) of this Financing Agreement, the Companies shall deposit such credit card receipts directly into a Depository Account no later than the end of the week in which such payment is received or as more frequently as the Agent shall require.

(b) Collection of Proceeds of Inventory by Retail Domestic Subsidiaries. If and for so long as Net Availability is more than $30 million, and no Event of Default exists, the provisions of Section 3.2(a) hereof shall not apply to payments received by a Retail Domestic Subsidiary (including checks, cash, and receipts from credit card sales) from the sale or other disposition of Inventory, provided that (i) such Retail Domestic Subsidiary establishes and maintains one or more separate bank accounts into which it deposits all such payments, (ii) such Retail Domestic Subsidiary causes the funds in such separate bank account to be transferred from time to time to a Depository Account maintained by the Retail Holding Subsidiary, and (iii) in all events, credit card sales by a Domestic Retail Subsidiary shall be handled in the manner set forth in Section 3.2(g) below. If and for so long as Net Availability is less than $30 million, or an Event of Default exists, each Retail Domestic Subsidiary shall comply with the provisions of Sections 3.2(a) and 3.2(f) hereof.

(c) Transfer of Funds from Depository Account. Funds remaining on deposit in a Depository Account shall be transferred as follows: (i) if and for so long as Net Availability is less than $30 million, or an Event of Default exists, such funds shall be transferred to the Agent’s Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement; and (ii) if and for so long as Net Availability is more than $30 million, and no Event of Default exists, such funds shall be transferred to an account of the Companies as the Funds Administrator shall direct in accordance with the terms and provisions of the applicable Depository Account Control Agreement. The Agent and the Companies agree to take all actions reasonably necessary or requested by the other party or by any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner.

(d) Transfer of Funds from Agent Lockbox. All items of payment constituting Proceeds of Collateral which are received by the Agent in the Agent Lockbox shall be applied to the Obligations in accordance with Section 3.5 hereof.

(e) Receipt of Funds by the Agent. Subject to charges for Collection Days, all items received from a Depository Account or in the Agent Lockbox and deposited into the Agent’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Agent’s Bank Account. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(f) New Depository Accounts. Each Company (except for a Company that is a Retail Domestic Subsidiary if and for so long as Net Availability is more than $30 million and no Event of Default exists) agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, the Agent, such Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

(g) Credit Card Receipts. Each Company agrees, promptly upon the Agent’s request, to direct all credit card processors handling proceeds of sale of such Company’s Inventory to transfer all funds due to such Company pursuant to such arrangement directly to a Depository Account or to the Agent’s Bank Account. Promptly after the establishment of any credit card processing or depository relationship, the Companies agree to notify the Agent in writing of the establishment of such relationship and, promptly upon the Agent’s request, shall cause the credit card processor to execute and deliver to the Agent an agreement in form and substance satisfactory to the Agent, pursuant to which the credit card processor agrees to deposit all sums due to the Companies (or any of them) pursuant to such arrangement directly to a Depository Account or the Agent’s Bank Account.

1.3 Capital Expenditures. Section 7.3(c) is amended and restated in its entirety to read as follows:

(c) Capital Expenditures. The Companies and their Subsidiaries shall not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) which in the aggregate amount for each Testing Period shall exceed the amount set forth below corresponding to such fiscal quarter:

Testing Period Ending	Maximum Amount
Any Testing Period ending in the fiscal year 2005	$15,000,000
Any Testing Period ending in the fiscal year 2006	$18,000,000
Any Testing Period ending in the fiscal year 2007	$19,000,000
Any Testing Period ending in the fiscal year 2008	$20,000,000
Any Testing Period ending in the fiscal year 2009	$21,000,000
Any Testing Period ending in the fiscal year 2010	$22,000,000

1.4 Subsidiaries; Investments; Acquisitions. Section 8.5 is amended and restated in its entirety to read as follows:

(g) Subsidiaries; Investments; Acquisitions. (i) Create any new Subsidiary, unless by no later than thirty (30) days after the creation thereof: (1) in the case of a new wholly-owned Domestic Subsidiary, the Companies and such new Domestic Subsidiary execute and deliver a Joinder Agreement and satisfy each of the other conditions to such new Domestic Subsidiary’s becoming a co-borrower and “Company” under this Financing Agreement and the other Loan Documents that are set forth in Article II of the Joinder Agreement, (2) in the case of a new Domestic Subsidiary that is not wholly-owned, the Company or Domestic Subsidiary owing the Capital Stock of such Domestic Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, a Pledge Agreement covering all of the Capital Stock of such Domestic Subsidiary owned by such Company or Domestic Subsidiary, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto, and (3) in the case of a new Foreign Subsidiary, if it is a First-Tier Foreign Subsidiary, the Company or Domestic Subsidiary owing the Capital Stock of such First-Tier Foreign Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, a Pledge Agreement covering sixty-five percent (65%) of the Capital Stock of such First-Tier Foreign Subsidiary, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto; (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation except for (x) Permitted Intercompany Loans, (y) Permitted Investments, and (z) advances, loans and investments outstanding at any one time from the Companies to Subsidiaries of the Companies that are not Companies hereunder up to an aggregate amount which, when added to the then outstanding aggregate amount of all unpaid Accounts of the Companies arising from sales of Inventory by the Companies to Subsidiaries of the Companies that are not Companies hereunder, does not exceed $5.0 million; or (iii) except as otherwise permitted in clauses (i) or (ii) above, acquire all or substantially all of the assets of, or any Capital Stock or any equity interests in, any firm, entity or corporation.

1.5 Collection Days. Section 8.5 is amended and restated in its entirety to read as follows:

8.5 Line of Credit Fee; Collection Days. On the last day of each month, commencing on the last day of the month in which the Closing Date occurs, the Companies agree to pay to the Agent, for the ratable benefit of the Lenders, the Line of Credit Fee, and, for any month in which any Revolving Loans are outstanding, interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the month then ended.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Companies hereby represent and warrant to the Agent and each Lender that:

2.1 Compliance with the Financing Agreement. As of the execution of this Amendment, the Companies and each of its respective Subsidiaries are in compliance with all of the terms and provisions set forth in the Financing Agreement and the other Loan Documents to be observed or performed by the Companies and each of its respective Subsidiaries, except where the failure of the Companies and its respective Subsidiaries has been waived in writing by the Required Lenders or, with the written consent of the Required Lenders, the Agent.

2.2 Representations in the Financing Agreement. The representations and warranties of the Companies set forth in the Financing Agreement are true and correct in all material respects as of the date of this Amendment except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired.

2.3 No Event of Default. No Default or Event of Default exists.

ARTICLE III

EXTENSIONS OF TIME BY THE AGENT AND THE LENDERS; MODIFICATION OF

FINANCING AGREEMENT AND OTHER LOAN DOCUMENTS

3.1 Extensions of Time by the Agent and the Lenders. The Agent and the Lenders do hereby extend the time for the Companies to comply with the following provisions of the Financing Agreement:

(a) To and including May 15, 2006 for the Companies to comply with the requirements of Section 7.4(g)(i) of the Financing Agreement with respect to Under Armour Retail of Ohio, LLC, a Maryland limited liability company, and a newly created wholly-owned Domestic Subsidiary; and

(b) To and including August 31, 2006 for the Companies to comply with the requirements of Section 7.4(g)(i) of the Financing Agreement with respect to Under Armour Europe B.V., a corporation incorporated under the laws of the Netherlands.

3.2 Loan Documents. The Financing Agreement and each of the other Loan Documents are amended to provide that any reference to the Financing Agreement in the Financing Agreement or any of the other Loan Documents shall mean the Financing Agreement as amended by this Amendment, and as it is further amended, modified, restated or supplemented from time to time.

ARTICLE IV

GENERAL

4.1 Full Force and Effect. As expressly amended hereby, the Financing Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement, “hereinafter”, “hereto”, “hereof” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement as amended by this Amendment.

4.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

4.4 Expenses. The Companies shall reimburse the Agent for all reasonable legal fees and expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment.

4.5 Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

4.6 Waiver of Jury Trial. THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING AGREEMENT, THIS AMENDMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

COMPANIES:

UNDER ARMOUR, INC.

UNDER ARMOUR RETAIL, INC.

UNDER ARMOUR HONG KONG, LLC

By: Under Armour, Inc., its sole member

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

By: Under Armour Retail, Inc., its sole member

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

By: Under Armour Retail, Inc., its sole member

UNDER ARMOUR RETAIL OF FLORIDA, LLC

By: Under Armour Retail, Inc., its sole member

UNDER ARMOUR RETAIL OF OHIO, LLC

By: Under Armour Retail, Inc., its sole member

By:	/s/ Wayne A. Marino
Title:	CFO

LENDERS:

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Dan Upchurch
Title:	VP

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ [illegible]
Title:	Vice President

SUNTRUST BANK

By:	/s/ [illegible]
Title:	Vice President

AGENT:

THE CIT GROUP/COMMERCIAL SERVICES, INC., as Agent

By:	/s/ Dan Upchurch
Title:	VP